EXHIBIT 16.1

April 23, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC  20549

Commissioners:

We have read the statements made by ShiftPixy, Inc. under Item 4.01 of its Form 8-K dated April 22, 2024.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of ShiftPixy, Inc. contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP